  Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES PRELIMINARY UNAUDITED FIRST QUARTER SALES AND BOOKINGS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) today announced an update on recent financial results.

For the quarter ended May 31, 2018 (unaudited) (first quarter of fiscal 2019):

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Sales in the first quarter of fiscal 2019 decreased by 37% to approximately $1.9 million versus approximately $3.0 million in the first quarter of fiscal 2018.
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Bookings in the first quarter of fiscal 2019 increased by 25% to approximately $1.5 million versus approximately $1.2 million in the first quarter of fiscal 2018.
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Backlog at the end of the first quarter of fiscal 2019 increased by 6% to approximately $6.9 million versus approximately $6.5 million at the end of the first quarter of fiscal 2018.
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Total cash and securities was approximately $1.5 million at the end of the first quarter of fiscal 2019 versus approximately $2.5 million at the end of the first quarter of fiscal 2018.
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Accounts receivable at the end of the first quarter of fiscal 2019 was approximately $1.3 million versus approximately $1.9 million at the end of the first quarter of fiscal 2018.
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Total liabilities at the end of the first quarter of fiscal 2019 was approximately $1.4 million versus approximately $1.1 million at the end of first quarter of fiscal 2018.

Sales decreased by 37% from the prior year fiscal quarter. The prior year fiscal quarter was a record high quarter where we intentionally ramped up volume to test our people and systems. Management expected a decrease in sales in the quarter. We continue to encounter various challenges related to expanding our product line and delivery problems from a key supplier. The supplier who had initially solved their issues ended up delivering materials that had to be returned due to failing testing. This resulted in lower sales during the quarter.

As we noted in our fiscal 2018 press release, the Company is seeking to grow revenues and expects growing pains to be a natural part of that process. We have materially added to our engineering staff in order to address the growing pains and expand our capabilities. While the additional cost results in a reduction in earnings in the short term, we believe that it will broaden and strengthen our capabilities which will in the long term lead to higher sales and higher future profitability.

We are pleased that during the quarter the company qualified five additional JAN (Joint Army Navy) products. That brings our current JAN qualified products to eight. Additional JAN products are currently being developed and qualified. For those unfamiliar with the industry, qualification involves various testing including life testing.

Bookings are seasonal, but it is encouraging to see an increase from the prior year period. Our sales team continues to do an excellent job. As noted in our fiscal 2018 press release, a customer who typically books in the fiscal fourth quarter placed a split order with the second half expected to be awarded toward the end of the second quarter of fiscal 2019. Due to the nature of government contracts, the award may slip into the early part of the third quarter. Management is still forecasting an increase in bookings for fiscal 2019 versus the $8.3 million received in fiscal 2018, although it should be noted that our largest order tends to be received right near the end of the fiscal year so it is possible that timing differences could impact our forecast.

The investigation pertaining to certain matters relating to the Company’s historical inventory reserves has concluded. The Company incurred approximately $500,000 of costs in the quarter related to the investigation and audit. Management continues to work with its independent registered public accounting firm to complete the audit.

These preliminary, unaudited results for the first fiscal quarter ended 2019 and 2018 are based on management's review of operations for those periods and the information available to the Company as of the date of this press release and remain subject to the completion of the Company's review procedures and the audit of the Company’s annual financial statements by an independent registered public accounting firm to be retained by the Company. Final adjustments and other material developments may arise between the date of this press release and the date the Company files with the Securities and Exchange Commission (“SEC”) its Quarterly Reports on Form 10-Q for the quarter ended May 31, 2018. Our current independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary financial information presented for the fiscal periods ended May 31, 2018, May 31, 2017, and fiscal year ended February 28, 2018, nor has it completed the audit for the fiscal year ended February 28, 2017.

The information presented in this press release should not be considered a substitute for the financial information to be filed with the SEC in the Company's Quarterly Reports on Form 10-Q for the quarter ended May 31, 2018 once it becomes available. The Company has no intention or obligation to update the preliminary estimated unaudited financial results in this release prior to filing its Quarterly Reports on Form 10-Q for the quarter ended May 31, 2018.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s preliminary first quarter results. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) expected bookings for fiscal year 2019; (2) the results of the investigation and the impact of the results on the Company’s previously issued financial statements and the Company’s inventory policies and assessments; (3) our ability to properly account for inventory in the future, (4) our ability to protect the Company’s net operating losses and tax benefits, (5) changes in our stock price, corporate or other market conditions; (6) the loss of, or reduction of business from, substantial clients; (7) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (8) changes in government policy or economic conditions; (9) increased competition; (10) the uncertainty of current economic conditions, domestically and globally; and (11) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.